EXHIBIT 99.1

Standard Commercial Corporation P.O. Box 450, Wilson NC 27894-450 252/291-5507

NEWS RELEASE	For more information call
May 11, 2005	Timothy S. Price 252-291-5507

Standard Announces Pricing of Tender Offer and

Consent Solicitation for 8% Senior Notes Due 2012, Series B

WILSON, NC – Standard Commercial Corporation (STW-NYSE) announced today the pricing terms for its previously announced cash tender offer to purchase any and all of its outstanding $150.0 million aggregate principal amount of 8% Senior Notes due 2012, Series B (CUSIP #853258AF8) (the “Notes”), and solicitation of consents to proposed amendments to the indenture governing the Notes.

As of 10:00 a.m., New York City time, on May 11, 2005, the yield to maturity on the 3.375% U.S. Treasury Note due February 15, 2008, the Reference Security for the Notes, was 3.74% and the Tender Offer Yield on the Notes was 4.24%. The Total Consideration per $1,000 principal amount of the Notes validly tendered prior to the consent payment deadline is $1,137.66, of which $30.00 is the consent payment. Holders of the Notes tendering their Notes after the consent payment deadline, but on or prior to the expiration date, will receive the Tender Offer Consideration of $1,107.66 per $1,000 principal amount of Notes validly tendered, which does not include the $30.00 consent payment.

In addition, holders whose Notes are validly tendered and accepted for purchase will receive accrued and unpaid interest from the last interest payment date up to, but not including, the applicable payment date.

The tender offer is scheduled to expire at 12:01 a.m., New York City time, on May 13, 2005, unless extended or earlier terminated.

The terms and conditions of the tender offer and the consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase for Cash and Consent Solicitation Statement, dated March 8, 2005, and related materials distributed to holders of the Notes, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the tender offer and the consent solicitation, at (800) 322-2885 (U.S. toll free) or (212) 929-5500 (collect).

Standard has engaged Wachovia Securities and Deutsche Bank Securities Inc. to act as the dealer managers and solicitation agents in connection with the tender offer and consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Wachovia Securities at (866) 309-6316 (U.S. toll free) or (704) 715-8341 (collect) and Deutsche Bank Securities Inc. at (212) 250-7466 (collect).

The tender offer and the consent solicitation are being conducted in connection with, and are subject to simultaneous completion of, the proposed merger of Standard with and into DIMON Incorporated. DIMON will be the surviving corporation, and simultaneously with the closing of the merger, DIMON will change its name to Alliance One International, Inc.

The tender offer and the consent solicitation are subject to the satisfaction of certain conditions, including DIMON having entered into arrangements satisfactory to it with respect to financing necessary to complete the tender offer, the consent solicitation and the merger between DIMON and Standard, the simultaneous closing of the merger and other customary conditions.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer is being made solely pursuant to the terms of the Offer to Purchase for Cash and Consent Solicitation Statement, dated March 8, 2005, and the related Letter of Transmittal and Consent (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the tender offer and the consent solicitation.

Standard Commercial Corporation is the world’s third largest independent leaf tobacco merchant, with operations in more than 30 countries. For more information on Standard, visit Standard’s website at http://www.sccgroup.com.

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management’s current knowledge and assumptions about future events. Standard’s actual results could vary materially from those expected due to many factors, many of which Standard cannot control. These include changes in the markets for financing necessary to consummate the merger, failure of either DIMON or Standard to satisfy conditions to the merger provided in the merger agreement, changes in demand for and supply of leaf tobacco, weather and shipping schedules, changes in general economic conditions, political and terrorist risks and changes in government regulations. Additional information on factors that may affect management’s expectations or Standard’s financial results can be found in Standard’s filings with the Securities and Exchange Commission, which are available at the SEC’s Internet site (http://www.sec.gov).

Interested parties may obtain a free copy of the joint proxy statement/prospectus related to the proposed merger, as well as other filings containing information about DIMON and Standard, without charge at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Standard Commercial Corporation, 2201 Miller Road, P.O. Box 450, Wilson, North Carolina 27894-0450, Attention: Investor Relations, (252) 291 5507.

#        #        #